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                                     EXHIBIT 11.1

                               RICHEY ELECTRONICS, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                  ($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


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                                                   Quarter Ended              Nine Months Ended
                                             ------------------------      ------------------------
                                             Sept. 26,      Sept. 27,      Sept. 26,      Sept. 27,
                                                1997           1996           1997           1996
                                             ---------      ---------      ---------      ---------
PRIMARY EARNINGS PER SHARE:
  Net income used to compute primary
    earnings per share                         $ 1,626        $ 1,754        $ 5,007        $ 4,631
                                               -------        -------        -------        -------
  Weighted average number of shares used
    to compute primary earnings per share        9,064          9,063          9,064          9,059
                                               -------        -------        -------        -------
  Primary earnings per share                   $  0.18        $  0.19         $ 0.55        $  0.51
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------

FULLY DILUTED EARNINGS PER SHARE:
  Net income                                   $ 1,626        $ 1,754        $ 5,007        $ 4,631

  Add:  Interest on convertible
    subordinated notes payable, net of taxes       622            617          1,840          1,451
                                               -------        -------        -------        -------

  Net income used to compute fully
    diluted earnings per share                 $ 2,248        $ 2,371        $ 6,847        $ 6,082
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------
                                                 9,064          9,063          9,064          9,059

  Weighted average number of shares
    Outstanding

  Add: Weighted average shares of
    convertible subordinated notes payable
    assuming conversion                          3,947          3,947          3,947          3,094
                                               -------        -------        -------        -------
  Weighted average number of shares used
    to compute fully diluted earnings per
    share                                       13,011         13,010         13,011         12,153
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------

  Fully diluted earnings per share             $  0.17        $  0.18        $  0.53        $  0.50
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------

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